Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-127720 and 333-136119 on Form S-3 and Registration Statement No. 333-136121 on Form S-8, of our report dated March 27, 2007, relating to the consolidated balance sheet of O2Diesel Corporation as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended and for the period October 14, 2000 (inception) through December 31, 2006, included in the 2006 Annual Report on Form 10-KSB of O2Diesel Corporation.

/s/ Mayer Hoffman McCann P.C.

Plymouth Meeting, Pennsylvania
March 27, 2007